Exhibit 99.2


Friday December 9, 2005
FOR IMMEDIATE RELEASE


      New Frontier Energy, Inc. (NFEI) Provides Project Development Update


DENVER, CO - New Frontier Energy, Inc. (NFEI - OTCBB) today announced that sales from production from seven of eleven coalbed methane wells at the Slater Dome Prospect have increased from an initial average daily rate of 148 MCF per day in June 2005 to 313 MCF per day in November 2005. Additionally, approximately 250 MCF per day, that has been used in operations will be available for sale when the producing wells are electrified. The electrical connection is expected to be completed in January 2006. The average price has risen from $5.39 per MCF in June 2005 to $7.61 per MCF in November 2005. The price we received on December 1, 2005 was $9.35 per MCF. It is anticipated that two additional wells will be connected to the gas gathering line in January 2006.

The Slater Dome Prospect is located geographically in the southern end of the "Atlantic Rim" geologic feature where there are a number of successful coalbed methane projects currently being operated by Double Eagle Petroleum Co, Anadarko Petroleum Corp., Warren Petroleum and others.

Paul G. Laird, New Frontier's President and CEO commented, "We are pleased with our production efforts to date. As is common with many coalbed methane fields, a period of dewatering the coalbeds is generally required, and is associated with steadily increasing gas production; however, the dewatering process at Slater Dome has not been significant when compared with other coalbed methane fields."

The Slater Dome Prospect consists of approximately 31,631 gross acres of oil and gas leases operated by an independent third party. New Frontier owns a 30% working interest in the prospect. New Frontier and its partners are initially concentrating the drilling and development efforts on the lower Isles coal seams. The project area is also prospective in the Upper Isles coals, the Williams Fork coals as well as the Mesaverde sandstone formations and the deeper Niobrara shale.

About New Frontier Energy, Inc.

New Frontier Energy, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil and the acquisition of natural gas and oil properties. The company's current and primary focus is on the development and expansion of the Slater Dome coalbed methane project located in the Sand Wash Basin in northwest Colorado and southwest Wyoming. The Company owns a majority of the limited partnership interests in the 18-mile gas gathering line that delivers gas from the Slater Dome Prospect to a transportation hub. New Frontier Energy also holds 28 different leasehold interests in approximately 40,000 gross acres in its Nucla Prospect located in southwest Colorado. The company's common stock is listed on the over the counter bulletin board under the symbol "NFEI". Additional information about New Frontier Energy, Inc. can be found at the Company's website www.nfeinc.com.


For further information contact:

Paul G. Laird, President/CEO
Phone: 303-730-9994


Forward-Looking Statements

The statements contained in this press release which are not historical fact are forward-looking statements that involve certain risks and uncertainties including, but not limited to, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.